Exhibit 10.2

AMENDED AND RESTATED

LEASE

BETWEEN

TARRANT COUNTY COLLEGE DISTRICT,

AS LANDLORD,

AND

RADIOSHACK CORPORATION,

AS TENANT

DATED AS OF JUNE 25, 2008

32.	Tenant’s Use of Campus Amenities	23

33.	Exhibits.	24

34.	Signage Rights	24

35.	Brokers	25

36.	Force Majeure	25

37.	Exculpatory Clause	25

38.	Waiver of Landlord Liens	25

39.	Transition Period	25

40.	Landlord’s Access to Loading Docks	27

41.	Parking	27

42.	Security	27

43.	Partial Consideration	27

EXHIBITS

Exhibit 1.3	Control Center
Exhibit 1.4	Data Center
Exhibit 5	Basic Rent
Exhibit 9	Permitted Exceptions
Exhibit 21	Subordination, Non-Disturbance and Attornment Agreement

AMENDED AND RESTATED LEASE

This AMENDED AND RESTATED LEASE, dated as of June 25, 2008 (“Amendment Date”), between Tarrant County College District, a political subdivision of the State of Texas (herein, as further defined in Subparagraph 31(d), called “Landlord”), and RadioShack Corporation, a Delaware corporation (herein called “Tenant”).

RECITALS

A. Concurrently herewith, Landlord has purchased from KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of the Kan Am-grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH (“Kan Am”) that certain tract of real property described as Lot 1, Block 1, RadioShack Addition, an Addition to the City of Fort Worth, Texas, according to the replat thereof recorded in Cabinet A, Slide 10730, Plat Records of Tarrant County, Texas, (“Lot 1 Land”) together with all improvements located on the Lot 1 Land including a five building office campus containing approximately 875,694 square feet of floor area (the “Buildings”) and a 2,362 space structured garage (“Parking Garage”) and all other parking areas on the Lot 1 Land (collectively, the “Lot 1 Improvements”; the Lot 1 Land and the Lot 1 Improvements may be referred to collectively herein as the “Lot 1 Property”).

B. Tenant leases the Lot 1 Property pursuant to that certain Lease dated December 20, 2005 between Landlord’s predecessor in interest, Kan Am Riverfront Campus, LP (“Riverfront”), as landlord, and Tenant, as tenant, which was assigned to Landlord at the closing of the purchase and sale of the Lot 1 Property. Riverfront and Tenant executed a Memorandum of Lease with respect to the Lease, dated December 20, 2005, and recorded as Instrument No. D205379265, Real Property Records of Tarrant County, Texas (the “Memorandum”). Kan Am and Tenant amended the Memorandum pursuant to that certain Amendment to Memorandum of Lease dated June 15, 2007, recorded in Instrument No. D207219120, which Amendment provided notice that Kan Am had accepted an assignment of all of Riverfront’s right, title and interest as “Landlord” under the Lease.

C. Concurrently herewith, pursuant to that certain Purchase and Sale Agreement by and between Tenant as seller, and Landlord as buyer, dated effective as of June 25, 2008 (the “PSA”), Landlord has purchased from Tenant certain property interests and rights, including (i) certain real property described as Lots 2 and 3, Block 1, RadioShack Addition, an Addition to the City of Fort Worth, Texas, according to the replat thereof recorded in Cabinet A, Slide 10730, Plat Records of Tarrant County, Texas together with all improvements located thereon (collectively, the “Lots 2 and 3 Property”); the Lot 1 Property and Lots 2 and 3 Property may be collectively referred to herein as “Landlord’s Property”), (ii) Tenant’s mineral rights in and under Landlord’s Property, (iii) certain personal property heretofore used by Tenant in connection with its use and occupancy of the Lot 1 Property, and (iv) certain parking easements, all as more particularly described in the PSA.

D. Landlord desires to occupy and use Landlord’s Property as a campus for Tarrant County College (the “Campus”) and Tenant desires to accommodate Landlord’s planned use of Landlord’s Property by consolidating Tenant’s offices and associated business operations into a portion of the Lot 1 Property.

E. The parties desire to amend and restate the Lease in certain respects as herein provided.

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Demise of Premises.

In consideration of the rents and covenants herein stipulated to be paid and performed, Landlord hereby demises and lets to Tenant, and Tenant hereby lets from Landlord, for the Term herein described, the premises (herein collectively called the “Premises”) consisting of the following Lot 1 Improvements:

1.1 The building known as the “West Fork Building” (herein so called.

1.2 The building known as the “Clear Fork Building” (herein so called), excluding the Control Center and the Data Center.

1.3 The “Control Center” (herein so called), which is located in the Clear Fork Building, as depicted on Exhibit 1.3 attached hereto.

1.4 The “Data Center” (herein so called), which is located in the Clear Fork Building, as depicted on Exhibit 1.4 attached hereto, subject to the joint use provisions in Subparagraph 39(d).

For purposes of this Lease, the Premises shall not include any mineral rights or interest in, to or underlying the land on which the Premises are located.

2. Title and Condition.

(a) The Premises are demised and let subject to (i) the rights of any parties in possession and the existing state of the title as of the commencement of the Term of this Lease, (ii) any state of facts which an accurate survey or physical inspection thereof might show, (iii) all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any Governmental Authority (as defined in Subparagraph 31(b)) having jurisdiction, and (iv) the condition of the Premises, as of the commencement of the Term of this Lease, without representation or warranty by Landlord. Tenant represents that it is in possession of the Premises and is fully familiar with the Premises in all respects, having been in possession of the Premises immediately prior to the commencement of the Term of this Lease, having owned the Premises prior to the commencement of the Term of this Lease and having caused the construction of the Lot 1 Improvements thereon. Tenant further represents that it has examined the title to, zoning of and other restrictions applicable to, and the condition of, the Premises and has found the same to be satisfactory to it. Tenant has unconditionally accepted the Premises in all respects.

(b) During the Term, Tenant shall retain all economic development incentives including, but not limited to, economic development grants and property tax abatements and reimbursements previously or at any time granted to Tenant by the City of Fort Worth, the Tax Increment Reinvestment Zone Number Six, City of Fort Worth, Texas, or any other Governmental Authority (collectively, “Incentives”); provided, however, that if during any portion of the Interim Term or the Primary Term any Taxes are assessed on all or any portion of the Premises, all such Incentives that provide any property tax abatements (‘Tax Abatements”) shall be assigned by Tenant to Landlord (if assignment is permitted by the terms thereof), without further consideration, so that Landlord will have the full benefit of the Tax Abatements for the period covered by the Interim Term and the Primary Term; provided, further, Landlord will reassign the Tax Abatements to Tenant during any Extended Term upon Tenant’s request.

3. Use of Premises.

Subject to applicable Legal Requirements (as defined in Subparagraph 31(f)), Tenant may use the Premises for general office use, including executive, managerial, administrative and sales offices, media and broadcast production, training and testing facilities, employee related services, parking, and uses ancillary thereto, and otherwise in conformity with this Lease, but for no other purposes.

4. Term.

Subject to the terms and conditions hereof, Tenant shall have and hold the Premises for an interim term (herein called the “Interim Term”) commencing on the date hereof and continuing until the last day of the calendar month in which the date hereof occurs (provided that if the Lease commences on the first day of a calendar month there shall be no Interim Term) and a primary term (herein called the “Primary Term”) commencing on the first day of the first calendar month following the date hereof (except if this Lease commences on the first day of a calendar month, the Primary Term shall commence on said first day) and continuing for three (3) years for all of the Premises. Tenant shall have the option to extend this Lease for one term of two (2) years for each of the West Fork Building, the Control Center and the Data Center, unless this Lease shall expire or be sooner terminated pursuant to the terms hereof. Tenant may exercise this two (2) year option as to one or more of the West Fork Building, the Control Center and the Data Center. If Tenant exercises the two (2) year option as to the Control Center and the Data Center, Tenant thereafter shall have the option to extend this Lease for up to three (3) consecutive terms of five (5) years each for the Control Center and the Data Center, unless this Lease shall expire or be sooner terminated pursuant to the terms hereof. Each such extension is herein individually called an “Extended Term” and, together with the Interim Term, if any, and the Primary Term, called the “Term.” In the event Tenant elects to extend the Term for an Extended Term, Tenant shall give a written notice to Landlord (an “Extension Notice”) no later than six (6) months prior to the then-scheduled expiration of the Term, which notice shall designate those portions of the Premises (as described in Paragraph 1) as to which the Extended Term will cover. Upon the giving of an Extension Notice, the Term shall be automatically extended for such Extended Term as to the portion of the Premises designated in the Extension

Notice on the terms and conditions provided in this Lease, except that Tenant shall have no further option to extend the Term beyond said (i) one (1) term of two (2) years for the West Fork Building and (ii) three (3) consecutive terms of five (5) years each for the Control Center and the Data Center (assuming Tenant exercises its initial option to extend for two (2) years with respect to the Control Center and the Data Center). Upon the request of Landlord or Tenant, the parties hereto will execute and exchange an instrument in recordable form setting forth any extension of the Term in accordance with this Paragraph 4. If (i) an Event of Default shall exist as of the giving of the Extension Notice and such Event of Default remains uncured thirty (30) days after the giving of the Extension Notice or (ii) Tenant does not timely give an Extension Notice in accordance with the provisions of this Paragraph 4, then, unless Landlord and Tenant otherwise agree in writing, Tenant shall thereafter have no right to extend the Term for the subject or any succeeding Extended Term.

5. Rent.

(a) If Tenant extends the Term in accordance with Paragraph 4, beginning on the Rent Commencement Date (as defined in Paragraph 5(c) below), Tenant covenants to pay to Landlord, as rent for the Premises during each Extended Term of this Lease, the amounts set forth on Exhibit 5 attached hereto (herein called the “Basic Rent”) in monthly installments, in advance, on the first business day of each calendar month (herein called the “Basic Rent Payment Dates”) by wire or other electronic transfer of immediately available funds to the Landlord at the address set forth above or to such other person or such other place or account as Landlord from time to time may designate to Tenant in writing.

(b) Tenant covenants that all other amounts, liabilities and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease together with every fine, penalty, interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional rent hereunder (herein called “Additional Rent”). In the event of any failure by Tenant to pay or discharge any Additional Rent, Landlord shall have all rights, powers and remedies provided herein or by law in the case of nonpayment of Basic Rent. Tenant further covenants to pay to Landlord on demand interest on all Basic Rent and Additional Rent due to Landlord beginning five (5) days after the date due until such amount is paid in full at the per annum rate of interest (the “Default Rate”) equal to the annual “prime rate” identified in the “Money Rates” column in the Wall Street Journal (the “Prime Rate”) plus four percent (4%), but in no event shall the Default Rate exceed the maximum rate permitted by law. If the Wall Street Journal is no longer published or the Wall Street Journal discontinues publication of the “prime rate,” then Landlord shall designate a reasonably comparable source to identify the Prime Rate.

(c) The first (1st) monthly installment of Basic Rent shall be due and payable on or before the first business day of the thirty-seventy (37th) calendar month following the commencement of the Primary Term (“Rent Commencement Date”).

6. Non-Terminability. Except as otherwise provided herein, Basic Rent and Additional Rent shall be paid by Tenant without notice or demand, setoff, counterclaim, abatement, suspension, deduction or defense; provided, however, that overpayments of Basic Rent or Additional Rent, as reasonably substantiated in writing by Tenant, shall be subject to a right of offset against subsequent payments of Basic Rent or Additional Rent.

7. Taxes; Compliance with Law; Environmental Matters.

(a) If Tenant exercises any extension option under Paragraph 4 and subject to Paragraphs 16 and 43 below, Tenant shall reimburse Landlord for all Taxes (as defined in Subparagraph 31(c)), if any, assessed against the portion of the Premises leased by Tenant during any Extended Term, but only to the extent such Taxes are proportionately allocated to that portion of the Extended Term included within the tax year for which such Taxes are assessed. Notwithstanding the foregoing provisions of this Subparagraph 7(a), Tenant shall not be required to pay any franchise, business margin, severance, corporate, estate, inheritance, succession, net income or excess profits taxes of Landlord hereunder. Taxes shall be prorated from the Rent Commencement Date through the end of the Term.

(b) Landlord will bill Tenant when the Taxes become payable and Tenant shall pay the same no later than twenty (20) Business Days (as defined in Subparagraph 31(a) below) following Tenant’s receipt of Landlord’s bill therefor (along with any supporting documentation reasonably requested by Tenant).

(c) Landlord agrees, to the extent reasonably necessary for Tenant to continue to prosecute any tax abatement proceedings or to obtain any economic development grants and/or tax incentives granted to Tenant by any Governmental Authority, to reasonably cooperate with Tenant, at no cost to Landlord, and also agrees to promptly endorse or pay over to Tenant any such abatement amounts, grants and/or incentives received by Landlord for any years prior to the Amendment Date or falling within the Term; provided, however, Landlord shall have the full and exclusive benefit of all Tax Abatements attributable to the Interim Term and/or the Primary Term or any part thereof.

(d) Tenant shall conduct its operations in and on the Premises in accordance with all Legal Requirements applicable to the Premises. Each party shall provide the other party(ies) with notice as soon as reasonably possible of any written complaints from any Governmental Authority pertaining to any alleged violation of any Legal Requirements and/or the commencement of any proceedings or investigation (of which the notifying party has knowledge) under any Legal Requirements affecting or pertaining to the Premises.

(e) Tenant shall:

(i) Not cause or knowingly permit any Hazardous Material (as defined below) to exist on or be discharged from or be released at the Premises in violation of Environmental Laws (as defined below) and to the extent caused or permitted by Tenant, Tenant shall promptly: (A) remove, remediate and dispose of any such Hazardous Material in compliance with all Environmental Laws, (B) pay any claim against Tenant, Landlord, any Indemnified Party (as defined below) or the Premises arising therefrom, (C) remove any charge or lien upon any of the Premises relating thereto, and (D) without limitation of the foregoing comply, at its sole cost and expense, during the Term in all respects with all Environmental Laws applicable to the Premises in regard to all Hazardous Materials.

(ii) Notify Landlord in writing of any Hazardous Material (other than Hazardous Material stored or transported to or from the Premises in the ordinary course of Tenant’s or Tenant’s sublessee’s business and in compliance with all Environmental Laws) that exists on or is discharged from or onto or released at the Premises within twenty (20) days after Tenant first has actual knowledge of such existence or discharge.

(iii) Defend (with counsel selected by Tenant and reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its officers, directors, trustees, members, partners, shareholders, beneficiaries, employees and agents (herein collectively called “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all claims, expenses, liability, loss or damage (including all reasonable attorneys’ fees and expenses) resulting from the failure of Tenant to comply during the Term with Environmental Laws. Tenant shall give Landlord notice as soon as reasonably possible of (A) any proceeding or inquiry of which Tenant becomes aware during the Term by any Governmental Authority with respect to the presence of any Hazardous Material on, under, from or about the Premises, (B) all claims made by any third party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material of which Tenant becomes aware, and (C) Tenant’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that Tenant reasonably determines is likely to cause the Premises to be subject to any investigation or cleanup pursuant to any Environmental Law. Tenant shall permit Landlord to join and participate in, as a party if it so elects, any legal proceedings or action initiated with respect to the Premises in connection with any Environmental Law or Hazardous Material, and Tenant shall pay all reasonable attorneys’ fees and disbursements incurred by Landlord in connection therewith to the extent such proceedings or action relate to the breach by Tenant of its obligations under this Lease.

(iv) Not change the use of the Premises or permit the use of the Premises to be changed to any purpose other than the use on the date hereof, or change Tenant’s business operations conducted at the Premises from that conducted on the date hereof, if any such change of use or operations would (A) increase the risk of any Hazardous Material being released or discharged at or from the Premises in violation of any Environmental Laws, (B) result in Tenant or Landlord being obligated to perform any remediation of any Hazardous Material, or (C) result in the rescinding or adverse modification of any waiver or stand-still agreement as to environmental compliance matters granted by any Governmental Authority.

For purposes of this Lease, the following terms shall have the following meanings: (1) “Hazardous Material” means any hazardous or toxic material, substance or waste which is defined by those or similar terms and is regulated as such under any Environmental Laws, except for cleaning solvents, paints, construction materials, fuel supplies, and similar materials used in the ordinary course of business and in compliance with all applicable laws (including Environmental Laws) with respect thereto; and (2) “Environmental Laws” means any statute, law, ordinance, rule or regulation of any local, county, state or federal authority having jurisdiction over the Premises or any portion thereof or its use, which pertains to environmental, health or safety matters and/or the regulation of any Hazardous Materials, including but not limited to: (a) the Federal Water Pollution Control Act (33 U.S.C. §1317 et seq.) as amended; (b) the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) as amended; (c) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) as amended; (d) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), as amended; and (e) the Clean Air Act (42 U.S.C. §7401 et seq.), as amended. Tenant’s obligations and liabilities under this Subparagraph 7(e) shall survive the expiration or earlier termination of this Lease with respect to any obligation accruing prior to the end of the Term and any Hazardous Material which exists or is discharged from or onto or released at the Premises (to the extent caused or permitted by Tenant) prior to the end of the Term in violation of any Environmental Law.

8. Indemnification.

(a) Tenant agrees to pay, and to protect, defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including all reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (herein collectively called “Damages”) whatsoever arising from (i) any injury to, or the death of, any person or damage to property on Landlord’s Property prior to or during the Term arising from the negligent acts or willful misconduct of Tenant, (ii) any violation by Tenant of any agreement or condition of this Lease, and (iii) any violation by Tenant of any Legal Requirement; provided, however, the foregoing indemnity shall not apply with respect to claims arising from the negligent acts or willful misconduct of Landlord or any Indemnified Party. If Landlord or any Indemnified Party shall be made a party to any litigation covered by Tenant’s indemnity, Tenant shall, at its option, either defend, at Tenant’s sole cost and expense, such party with counsel selected by Tenant reasonably acceptable to Landlord or pay all costs and reasonable attorneys’ fees and expenses incurred or paid by Landlord or such Indemnified Party in connection with such litigation. In the event Tenant shall, pursuant to this Paragraph 8, discharge any claim against Landlord or any Indemnified Party, Tenant shall be subrogated to the rights of Landlord or such Indemnified Party with respect thereto.

(b) Tenant shall indemnify Landlord with respect to any loss or damage suffered by Landlord by reason of any material inaccuracy or misstatement in any representation or warranty of Tenant set forth in this Lease.

(c) If and to the extent allowed by applicable law and without waiving any immunities, Landlord agrees to pay, and to protect, defend (with counsel reasonably acceptable to Tenant), indemnify and hold harmless Tenant and its Indemnified Parties from and against any and all Damages whatsoever arising from (i) any injury to, or the death of, any person or damage to property on Landlord’s Property during the Term arising from the negligent acts or willful misconduct of Landlord, (ii) any violation by Landlord of any agreement or condition of this Lease, and (iii) any violation by Landlord of any Legal Requirement; provided, however, the foregoing indemnity shall not apply with respect to claims arising from the negligent acts or willful misconduct of Tenant or any Indemnified Party. If Tenant or any Indemnified Party shall be made a party to any litigation covered by Landlord’s indemnity, Landlord shall, at its option, either defend, at Landlord’s sole cost and expense, such party with counsel selected by Landlord reasonably acceptable to Tenant or pay all costs and reasonable attorneys’ fees and expenses incurred or paid by Tenant or such Indemnified Party in connection with such litigation. In the event Landlord shall, pursuant to this Paragraph 8, discharge any claim against Tenant or any Indemnified Party, Landlord shall be subrogated to the rights of Tenant or such Indemnified Party with respect thereto.

(d) Tenant’s and Landlord’s obligations and liabilities under this Paragraph 8 shall survive expiration or earlier termination of this Lease.

9. Liens.

Tenant will not, directly or indirectly, create or permit to be created and to remain for more than thirty (30) days after the creation thereof, and will, subject to Paragraph 16 below, promptly discharge, at Tenant’s expense, within thirty (30) days after receipt of notice thereof, any mortgage, lien, encumbrance or charge on, pledge of, or conditional sale or other title retention agreement with respect to, the Premises or any part thereof, which was created or permitted to be created by Tenant.

10. Maintenance and Repair; Landlord Services.

(a) Tenant acknowledges that Tenant has accepted the condition, state of repair and appearance of the Premises as such exists on the Amendment Date.

(b) Except as otherwise provided herein and subject to Paragraphs 10(b), 12, 13 and 43, Landlord shall maintain, repair and replace, as Landlord deems reasonably necessary, the Premises, the Buildings and all other improvements located or installed in or on Landlord’s Property, including, without limitation, the roof and structural members thereof (including gutters and downspouts), the foundations, the interior and exterior walls of the Buildings, windows, doors, door closure devices and other exterior openings; window and door frames, molding locks and hardware; interior and exterior lighting; all Building systems including, without limitation, heating, air conditioning, underground and all above ground plumbing and plumbing fixtures, elevators, escalators and other electrical, mechanical and electromotive installations, equipment and fixtures; and the structural soundness of the Buildings. Landlord shall maintain and repair the Premises and all common areas on Landlord’s Property in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location. Any roof cuts made necessary because of Tenant’s use of the Premises or the installation of any equipment required by Tenant and approved by Landlord, shall be performed by Tenant at its sole cost and expense and under Landlord’s supervision. Landlord, however, if required to make any repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires shall be reimbursed by Tenant for all uninsured damage within thirty (30) days after receipt of a bill sent by Landlord. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give prompt written notice thereof to Landlord; and Landlord shall not be responsible for failure to make any such repairs until a reasonable time shall have elapsed after receipt by Landlord of such written notice.

(c) Landlord agrees to furnish Tenant the following services: (i) hot and cold water for use in the lavatories and break areas on the floor(s) on which the Premises is located; (ii) central heat and air conditioning in season during Tenant’s normal business hours, at such temperatures and in such amounts as are standard for buildings of similar class, size, age and location, or as required by Governmental Authority; (iii) janitorial and cleaning service in and about the Premises on Business Days; (iv) electricity to the Premises for general office use; (v) fluorescent and incandescent bulb and ballast replacement in the Premises and common areas of the Buildings; and (vi) passenger and freight elevator service and escalator service in common with Landlord and other persons.

(d) Landlord and its agents and designees may, in the company of a representative of Tenant if Tenant so requires, enter upon and inspect the Premises at reasonable times and on reasonable prior notice and show the Premises to prospective Mortgagees and/or purchasers. Tenant may designate an employee to accompany Landlord, any Mortgagee and their respective agents and designees on such examinations.

11. Alterations.

(a) Tenant may make or suffer to be made any non-structural alterations, additions or improvements in, on or to the Premises or any part thereof (“Alterations”), provided Tenant shall not make any Alterations which would (i) cost more than $100,000 (as determined with respect to each Alterations project), (ii) create a hazardous or illegal condition or violate any Legal Requirements, (iii) change the intended use of the Premises from the use permitted under Paragraph 3, or (iv) increase the risk of a violation of any Environmental Law or otherwise increase any environmental risk to the Premises, or (v) result in the modification of any mechanical system, without, in each such case, submitting a written request for and obtaining the prior written consent of Landlord, which consent may be withheld in Landlord reasonable discretion (Alterations described in any one or more of the foregoing clauses (i) – (v) being referred to as “Restricted Alterations.”) Redecoration of the interior of the Premises, such as painting, wallpapering, replacement of light fixtures or floor covering and installation or deinstallation of artworks shall not constitute Alterations for purposes of this Lease. Moreover, Tenant shall not be required to obtain the prior written consent of Landlord as to non-structural alterations consisting solely of the reconfiguration of offices, workstations, support spaces and common areas in the Premises which are not Restricted Alterations.

(b) All Alterations shall be constructed in a good and workmanlike manner in compliance with all Legal Requirements.

(c) Except as Landlord and Tenant otherwise agree in writing, all Alterations other than Severable Additions (as defined below) shall at once become a part of the realty and belong to Landlord. Severable Additions, moveable furniture, furnishings, decorations, art work, trade fixtures and other personal property of Tenant and its sublessees may be removed from the Premises upon or at any time prior to the expiration or earlier termination of this Lease, provided that Tenant shall repair any damage to the Premises resulting from such removal. For purposes of this Lease, the term “Severable Additions” shall mean all additions to the Premises prior to or during the Term which (i) are readily removed without causing more than de minimus damage to the Premises, (ii) will not materially reduce the value, useful life or utility of the Premises if removed, and (iii) are not required for lawful occupancy of the Premises. The obligations of Tenant under this Paragraph 11 shall survive expiration or earlier termination of this Lease.

12. Insurance.

(a) Tenant shall maintain, or cause to be maintained, at its sole expense, the following insurance on the Premises (herein called the “Tenant’s Required Insurance”):

(i) Commercial general liability insurance naming Landlord and any Mortgagee as additional insureds against any and all claims as are customarily covered under a standard policy form routinely accepted, for bodily injury, death and property damage occurring in or about the Premises. Such insurance shall have a combined single limit of not less than $2,000,000 per occurrence with a minimum $5,000,000 aggregate limit and excess umbrella liability insurance in the amount of at least $10,000,000. If Tenant has other locations that it owns or leases, the liability insurance provided by this clause (ii) policy may be a so-called blanket policy. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance, if any, shall be in excess thereto.

(ii) During any period of construction by Tenant on the Premises, builder’s risk insurance insuring perils covered by the loss-special form (all risk, extended coverage) shall be purchased for the value of the alteration and/or additions made to the Premises when the work is not insured under the Tenant’s property insurance policy. Each builder’s risk policy shall name Landlord and any first Mortgagee as additional insureds and loss payees as their interests may appear.

(b) The policies required to be maintained by Tenant shall be with companies having (i) an insurance company claims paying rating equal to or greater than A- by Standard & Poor’s Corporation or A2 by Moody’s Investment Service, or (ii) a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc. Insurers shall be licensed to do business in the State of Texas and domiciled in the USA. Certificates of insurance as to liability insurance, using Accord Form 25-S (or the equivalent thereof)), together with reasonable evidence of payment of the premiums therefor, shall be delivered to Landlord on or before the Amendment Date and thereafter at least ten (10) days prior to the expiration date of each required policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord and any Mortgagee as required by this Lease. Each policy of insurance shall provide notification to Landlord and any first Mortgagee at least thirty (30) days prior to any non-renewal, cancellation or modification to reduce the insurance coverage.

(c) In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium therefor. Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand together with interest at the Default Rate on such payment from the date expended until the date reimbursed. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all expenses (including reasonable attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

(d) At Tenant’s option, Tenant may elect to increase the deductibles from the current amounts thereof on all or any portion of Tenant’s Required Insurance so long as Tenant provides information reasonably satisfactory to Landlord that Tenant can adequately fund any increase in deductible amounts. Sums due from Tenant in lieu of insurance proceeds because of Tenant’s deductibles shall be treated as insurance proceeds for all purposes under this Lease.

(e) Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force any of Tenant’s Required Insurance to the amount of the insurance premium or premiums not paid or incurred by Tenant and which would have been payable under such insurance; but Landlord shall also be entitled to recover as damages for such breach, the uninsured amount of any loss to the extent of any deficiency in Tenant’s Required Insurance, and damages, costs and expenses of suit suffered or incurred by reason of or damage to, or destruction of the Premises, occurring during any period when the Tenant may have failed or neglected to obtain Tenant’s Required Insurance.

(f) Nothing in this Paragraph 12 shall prohibit Tenant from maintaining at its expense insurance on or with respect to the Premises, naming Tenant as insured and/or loss payee for any amount greater than the insurance required to be maintained under this Paragraph 12, unless such insurance would conflict with or otherwise limit the availability of or coverage afforded by insurance required to be maintained under this Paragraph 12.

(g) Landlord shall, during the entire term hereof, carry an all-risk insurance policy, including flood and earthquake, change in building code requirements, demolition, increased costs of construction, a waiver of co-insurance with an insurance policy licensed to do business in Texas and domiciled in USA and subject to all other relevant requirements for an insurer set forth in Paragraph 12(b) above, on an occurrence basis, insuring the Lot 1 Improvements including the Premises and all appurtenances thereto, without deduction or depreciation (except Tenant’s merchandise, trade fixtures, furnishings, operating equipment and personal property, such as signs, wall coverings, carpeting and drapes) for an amount not less than one hundred percent (100%) of the actual replacement costs exclusive of the cost of excavations, foundations and footings (“Landlord’s Required Insurance”). Tenant shall not be liable to Landlord for any loss or damage suffered by Landlord which is not covered by such insurance, including, without limitation, the amount of any such deductibles. Landlord shall provide Tenant with evidence of such insurance coverage on Tenant’s request for the same. Landlord shall have the right to provide Landlord’s Required Insurance in a blanket policy or master policy.

(h) Landlord and Tenant each hereby waives any and all rights of recovery against the other, its officers, members, agents and employees, occurring on or arising out of the use and occupation of the Premises or Landlord’s Property to the extent such loss or damage is covered by proceeds received from insurance required under this Lease to be carried by the other party. This waiver of subrogation provision shall be limited to loss or damage to the property of Landlord and Tenant. Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver. This mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, Landlord and Tenant agree immediately to give to each insurance company providing a policy described in Paragraph 12 of this Lease, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

13. Casualty.

(a) If all or any part of the Premises are damaged by fire or other casualty Tenant shall immediately notify Landlord in writing. Unless the Lease is terminated as hereinafter provided, if the Premises shall be damaged or destroyed in whole or in any part by fire, or other casualty, Landlord shall at its own cost and expense promptly repair and restore the Premises, including any leasehold additions or improvements (but excepting Tenant’s trade fixtures, equipment or other personal property and any improvements made by Tenant hereunder after the Amendment Date) to substantially the same condition as existed immediately prior to such damage or destruction; provided, however that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. If the insurance proceeds received by Landlord are insufficient to pay the full cost of repair or restoration, Landlord shall pay the deficiency.

(b) If the damage or destruction shall occur (i) during the last year of the Primary Term or at any time during any Extended Term, or (ii) at any time during the Primary Term of this Lease and the cost of repairs or restoration shall exceed twenty-five percent (25%) of the replacement value of the Premises in their condition just prior to the occurrence of the damage or destruction, Tenant may, no later than sixty (60) days following the damage, give Landlord notice that it elects to terminate this Lease.

(c) In the event of a partial destruction of the Premises and Landlord shall fail to restore and rebuild same completely within one hundred twenty (120) days of the casualty, or in the event of a total destruction of the Premises and Landlord shall fail to restore and rebuild same completely within one hundred eighty (180) days thereafter, Tenant may give Landlord notice at any time after the one hundred twenty (120) or one hundred eighty (180) day period, that it elects to terminate this Lease.

(d) Landlord shall have the right to terminate this Lease if: (i) the Buildings shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Buildings shall be required (whether or not the Premises have been damaged); (ii) Landlord is not permitted by Governmental Requirements to rebuild the Buildings in substantially the same form as existed before the fire or casualty; (iii) the Premises have been materially damaged and there is less than one (1) year of the Term remaining on the date of the casualty and Tenant does not elect to extend the Term as provided in Paragraph 4 of this Lease; (iv) in Landlord’s reasonable opinion, repairs necessary for Tenant’s occupancy of the Premises cannot be completed within one year after the date of the casualty; or (v) in Landlord’s reasonable opinion, the cost of the repairs or restoration shall exceed fifty percent (50%) of the replacement value of the Premises in their condition just prior to the occurrence of the damage or destruction. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within sixty (60) days after the date of the casualty.

(e) If such notice shall be given pursuant to subparagraphs (b), (c) or (d) above, (i) this Lease shall terminate on the date given in such notice with the same effect as if it were the date herein specified for the expiration of the Lease Term; (ii) Tenant shall surrender possession of the Premises within a reasonable time thereafter; and (iii) any rent paid for any portion of the Lease term beyond the date of damage or destruction shall be repaid to Tenant.

(f) The rent and all other charges shall equitably abate from the date of the damage until the date on which the Landlord shall have repaired or restored the Premises or the date on which Tenant reoccupies the Premises, whichever first occurs. At Tenant’s option, the Primary Term on the West Fork Building, the Control Center and the Data Center may be proportionately extended as to such affected premises for the period of time such affected premises could not be used by Tenant in the same manner as before such damage.

14. Condemnation.

(a) If the whole of the Premises shall be taken by eminent domain or sold under threat of eminent domain, then this Lease shall terminate as of the date title is taken or transferred.

(b) If ten percent (10%) or more of the Premises or ten percent (10%) of the Buildings that compose the Campus shall be taken, then Tenant shall have the right to terminate this Lease within ninety (90) days of the taking by giving Landlord thirty (30) days written notice of such termination. Rent shall be adjusted to the date of the termination. If this Lease is not terminated as provided in this Paragraph 14, then subject to the provisions set forth herein, Landlord shall promptly restore, at its sole cost and expense, the remaining portion of the Premises and the remaining portion of the Campus to a condition substantially equal to the condition prior to such taking to the extent reasonably practicable. Tenant shall be responsible for the repair, restoration and replacement of Tenant’s movable partitions, furniture, trade fixtures, equipment and other personal property.

(c) If ten percent (10%) or more of the parking areas of the Campus (including the Parking Garage) shall be taken, then Tenant shall have the right to terminate this Lease within ninety (90) days of the taking by giving Landlord thirty (30) days written notice. Rent shall be adjusted to the date of termination.

(d) If less than ten percent (10%) of the Premises or the Campus, or less than ten percent (10%) of the parking areas of the Campus (including the Parking Garage), shall be taken, then Landlord, subject to the provisions set forth herein, shall promptly and at its sole cost and expense, restore the remaining Premises, the remaining Campus and/or the remaining parking areas to a condition substantially equal to that existing immediately prior to the taking to the extent reasonably practicable. Rent and all other changes shall be reapportioned based on the remaining space as provided in Subparagraph 14(b).

(e) If fifty percent (50%) or more of the Premises shall be taken, or if fifty percent (50%) of the Buildings that compose the Campus shall be taken, or if fifty percent (50%) or more of the parking areas of the Campus (including the Parking Garage) shall be taken, then Landlord shall have the right to terminate this Lease within thirty (30) days of the taking by giving Tenant thirty (30) days written notice. Rent shall be adjusted to the date of termination.

(f) The award for such taking (or the proceeds of sale in lieu thereof) of the Premises shall belong to Landlord except that Tenant shall be entitled to claim from the condemning authority all damages for loss of value to its leasehold estate, its business, damage to or loss of its fixtures and equipment, furniture and personal property, and the costs of removal, moving and reinstallation of any of the same, Tenant’s relocation costs, as well as the value of any leasehold improvements made by Tenant or Tenant’s alterations to the Premises after the Amendment Date.

15. Assignment and Subletting.

(a) Except as permitted by Subparagraph 15(b) below, Tenant shall not assign, transfer or encumber any interest in this Lease or sublease or allow any third party to use any portion of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

(b) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to assign and/or sublease, and Landlord’s consent shall not be required to any such assignment and/or subletting, to any corporation or other entity which succeeds to all or substantially all of the assets and business of Tenant, whether by merger, consolidation, purchase of assets or other similar corporate restructuring. In such event, the successor entity shall automatically become the Tenant under this Lease and the prior Tenant hereunder shall have no further obligations, duties or liabilities under this Lease.

16. Permitted Contests.

Tenant shall not be required to (i) pay any Imposition; (ii) comply with any Legal Requirements; or (iii) discharge or remove any lien, encumbrance or charge caused or permitted by Tenant, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its liability therefor, by appropriate proceedings provided that (A) during the pendency of the contest there is prevented (1) the collection of, or other realization upon, the tax, assessment, levy, fee, rent or charge or lien, encumbrance or charge so contested (or in the alternative, Tenant pays the full amount in dispute under protest); (2) the sale, forfeiture or loss of the Premises, or any part thereof, or the Basic Rent or any Additional Rent, or any portion thereof; and (3) any interference with the payment of the Basic Rent or any Additional Rent, or any portion thereof; and (B) such contest shall not subject Landlord to the risk of any criminal liability. While any such proceedings are pending, so long as all of the foregoing conditions continue to be met, Landlord shall not pay, remove or cause to be discharged the tax, assessment, levy, fee, rent or charge or lien, encumbrance or charge thereby being contested. Tenant further agrees that each such contest shall be prosecuted to a final conclusion as soon as reasonably possible. Tenant shall pay, indemnify, defend (with counsel selected by Tenant and reasonably acceptable to Landlord) and hold harmless Landlord and its Indemnified Parties against any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together will all penalties, fines, interests, costs and expenses thereof or in connection therewith, and perform all acts, the performance of which shall be ordered or decreed as a result thereof. The obligations of Tenant under this Paragraph 16 shall survive expiration or earlier termination of this Lease.

17. Default Provisions.

(a) Any of the following occurrences or acts shall constitute an event of default (herein called an “Event of Default”) under this Lease:

(i) If Tenant, at any time during the continuance of this Lease (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, at law, in equity, or before any administrative tribunal, which have or might have the effect of preventing Tenant from complying with the terms of this Lease), shall (A) fail to make any payment when due of Basic Rent and such failure continues for ten (10) Business Days following written notice from Landlord to Tenant specifying such failure, (B) fail to make any payment when due of Additional Rent and such failure continues for twenty (20) Business Days following written notice from Landlord to Tenant specifying such failure, (C) fail to maintain any insurance required under this Lease and such failure continues for ten (10) Business Days following written notice from Landlord to Tenant specifying such failure, or (D) fail to observe or perform any other material provision hereof for thirty (30) Business Days following written notice from Landlord to Tenant specifying such failure, provided, that in the case of any default referred to in this Lease which is reasonably susceptible of cure but cannot with diligence be cured within such thirty (30) Business Day period, then, upon receipt by Landlord of a certificate of Tenant signed by an officer of Tenant stating the reason such default cannot be cured within thirty (30) Business Days, describing the efforts being undertaken by Tenant to cure such default and reasonably estimating the cure period, and provided that Tenant at all times proceeds with good faith due diligence to cure such default, the time within which such failure may be cured shall be extended for such period as may be necessary to complete the curing of the same with continuous, good faith due diligence (provided further that Tenant shall provide Landlord with an update of such original certificate, signed by an officer of Tenant, no less frequently than monthly, which update shall include a reasonably detailed description of what Tenant is continuing to do and what Tenant has then accomplished, and a reasonable estimate of how long it will take to complete the cure); or

(ii) If Tenant shall file a petition commencing a voluntary case under the Federal Bankruptcy Code or any other federal or state law (as now or hereafter in effect) relating to bankruptcy, insolvency, reorganization, winding-up or adjustment of debts (hereinafter singly a “Bankruptcy Law” and collectively “Bankruptcy Laws”) or if Tenant shall (A) apply for or consent to the appointment of, or the taking of possession by, any receiver, custodian, trustee, United States Trustee or liquidator (or other similar official) of the Premises or any part thereof or of any substantial portion of Tenant’s property or (B) make a general assignment for the benefit of its creditors; or

(iii) If an order for relief against Tenant shall be entered in any involuntary case under the Federal Bankruptcy Code or any similar order against Tenant shall be entered pursuant to any other Bankruptcy Law, or if a petition commencing an involuntary case against Tenant or proposing the reorganization of Tenant under any Bankruptcy Law shall be filed and not be discharged or denied within ninety (90) days after such filing, or if an order, judgment or decree by any court of competent jurisdiction approving or ordering (A) the liquidation, reorganization, dissolution, winding-up or adjustment of debts of Tenant, or (B) the appointment of a receiver, custodian, trustee, United States Trustee or liquidator (or any similar official) of the Premises or any part thereof or of Tenant or of any substantial portion of Tenant’s property shall be entered and continue unstayed and in effect for ninety (90) days.

(b) If an Event of Default shall have occurred and be continuing, Landlord shall have, in its sole discretion, the following rights:

(i) To terminate the Term of this Lease by written notice to Tenant. Thereupon, the Term of this Lease and the estate hereby granted shall terminate on the date on which Landlord designates in such notice as completely and with the same effect as if such date were the date fixed herein for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall terminate, but Tenant shall remain liable as provided herein. In the event of Landlord’s termination of this Lease, Tenant shall pay to Landlord all Basic Rent and Additional Rent to and including the date of termination.

(ii) If Landlord has terminated this Lease pursuant to clause (i) above, to (A) re-enter and repossess the Premises or any part thereof by summary proceedings, ejections or otherwise and (B) remove all persons and property therefrom.

(iii) To use reasonable efforts to relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its absolute discretion, may determine; provided Landlord shall not be required to make any effort to relet the Premises except as required by applicable law. Landlord may collect and receive any rents payable by reason of such reletting. If the Premises are relet by Landlord for the account of Tenant, Tenant shall be liable to Landlord for, and shall pay to Landlord, as damages (A) all Basic Rent and all Additional Rent as and when such amounts would be payable under this Lease by Tenant in the absence of any such reletting, together with all reasonable expenses of Landlord in connection with such reletting efforts, if any (including, without limitation, all reasonable repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses, and reasonable repair costs), less (B) the net proceeds, if any, of any reletting. Notwithstanding the foregoing, in the event any such reletting is for a term longer than the balance of the Term, Tenant shall be responsible for only a proportionate part of the expenses based on the balance of the Term as compared to the fixed minimum term of the reletting. Tenant shall pay such damages on the dates on which Rent would be payable under this Lease in the absence of such reletting, and Landlord shall be entitled to recover the same from Tenant on each such date.

(iv) without thereby waiving such Event of Default, Landlord may, but shall not be obligated to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Tenant hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Landlord and upon five (5) business days’ notice to Tenant in other cases. All reasonable expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees to the extent actually incurred and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute Additional Rent under this Lease and shall be paid by Tenant to Landlord upon demand.

(c) No termination of this Lease pursuant to Subparagraph 17(b)(i), by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to Subparagraph 17(b)(ii) or otherwise, and no reletting of the Premises or any part thereof pursuant to Subparagraph 17(b)(iii), and no payment of any amounts by Tenant under Subparagraph 17(b) or the exercise by Landlord of any of its other rights under Subparagraph 17(b) shall relieve Tenant of any liabilities under this Lease which by express provision of this Lease survive such expiration, termination, repossession, reletting or purchase. Nothing in this Paragraph 17 shall be deemed to waive any duty of Landlord under applicable law to mitigate damages as a result of an Event of Default.

(d) In the event of litigation between the parties with respect to the enforcement of Landlord’s remedies under this Lease, the losing party shall reimburse the prevailing party for all reasonable attorneys’ fees and expenses incurred by the prevailing party with respect thereto.

18. Additional Rights of Landlord.

(a) The rights and remedies set forth in Subparagraph 17(b) may be exercised in any order and in any combination whatsoever. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. A receipt by Landlord of any Basic Rent, any Additional Rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provision of this Lease, or to a decree or judgment compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

(b) Tenant shall promptly (upon receipt of any invoices therefor) reimburse Landlord for any reasonable costs and expenses incurred by Landlord in connection with any consents, approvals, waivers or amendments requested by Tenant of Landlord or otherwise required under or in connection with this Lease.

19. Notices, Demands and Other Instruments.

Any notice, demand, request, consent, approval, or other instrument (“Notice”) which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to Tenant or Landlord (as applicable) as follows:

If to Tenant:	RadioShack Corporation 300 RadioShack Circle, MS CF6-118 Fort Worth, Texas 76102 Attn.: Vice President – Real Estate Facsimile: (817) 415-2392

With a copy to:	RadioShack Corporation 300 RadioShack Circle, MS CF4-101 Fort Worth, Texas 76102 Attn.: Bob Donohoo, Vice President and General Counsel Facsimile: (817) 415-6593

And with a copy to:	E. Brad Mahon Murphy Mahon Keffler & Farrier, L.L.P. 500 Main Street, Suite 1200 Fort Worth, Texas 76102 Facsimile: (817) 877-3668

If to Landlord:	Tarrant County College District 1500 Houston Street Fort Worth, Texas 76102 Attn: Chancellor Facsimile (817) 515-5450

And with a copy to:	Burch Waldron Law, Snakard & Gambill, P.C. 1600 W. 7th Street, Suite 500 Fort Worth, Texas 76102-2598 Facsimile (817) 332-7473

Notices shall be sent by (i) U. S. registered or certified mail, postage prepaid, return receipt requested, (ii) reputable overnight delivery service providing proof of receipt, or (iii) hand delivery, to the offices set forth above, in which case they shall be deemed delivered on the date of delivery to said offices or refusal to accept delivery, or (iv) by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. Any notice actually received or deemed received pursuant to the foregoing provisions on a non-Business Day or after 5:00 p.m. (in the recipient’s time zone) on a Business Day shall be deemed received on the next Business Day. Either party may by written notice to the other party given as provided hereunder change its address for service of Notice to any other recognized business address in the continental United States. Any address so designated shall include a street address for courier delivery.

20. Transfer by Landlord.

Landlord shall be free to transfer its fee interest in the Premises or any part thereof or interest therein. Landlord shall be released from the responsibility for the performance of any liabilities and obligations which shall arise under the terms, covenants and conditions of this Lease subsequent to the date of any such permitted transfer. In no event shall a transfer or sale of the Premises be binding upon Tenant until Tenant has received a copy of the original instrument assigning Landlord’s interest in this Lease. Such instrument shall evidence the fact that such assignee or transferee has assumed full and complete liability for all future obligations and responsibilities of Landlord, which will arise under, out of and/or in connection with this Lease from and after the effective date of such assignment or transfer; provided, however, that such assignee shall not be liable for the obligations and responsibilities of Landlord arising under, out of and/or in connection with this Lease prior to the effective date of such assignment or transfer. In the event that, in compliance with this Paragraph 20, Landlord transfers its interest in this Lease, Tenant agrees to attorn to such assignee or transferee with respect to Tenant’s obligations under this Lease provided such assignee or transferee recognizes Tenant’s rights under this Lease. Tenant shall, upon Landlord’s or such transferee’s written request, enter into an attornment agreement providing for such attornment.

21. Mortgaging by Landlord.

Landlord shall be free to grant one or more mortgages, deeds of trust or like security interest in the Premises and this Lease (individually a “Mortgage”) to one or more mortgagees, deed of trust trustees or other grantees (individually, together with each holder of any note secured thereby, a “Mortgagee”) on the condition that either (i) this Lease shall be superior to the Mortgage, or (ii) if this Lease is to be subordinate to the Mortgage, Tenant receives from the Mortgagee a subordination, nondisturbance and attornment agreement (an “SNDA”) substantially in the form attached hereto as Exhibit 21. Tenant agrees, within fifteen (15) Business Days after request by Landlord, to execute and deliver an SNDA substantially in the form attached hereto as Exhibit 21 and to cooperate with Landlord and any Mortgagee and consider in good faith any changes to the form of SNDA attached hereto as Exhibit 21 reasonably requested by such Mortgagee. Tenant agrees to attorn, at the request of any Mortgagee, to such Mortgagee or other transferee upon a transfer of title by reason of foreclosure of such Mortgage or deed in lieu of foreclosure thereof. No such transfer shall be effective as to Tenant until Tenant receives written notice thereof and a certified copy of the recorded deed or other instrument evidencing such transfer. In connection with any proposed transfer, pledge or mortgage of Landlord’s fee interest in the Premises or any portion of the ownership interests in Landlord, Tenant shall, within fifteen (15) Business Days after receipt of Landlord’s written request therefor, provide Landlord and the proposed transferee and/or Mortgagee with confirmation in writing that subject to the applicable provisions of Subparagraph 21(a), Tenant shall recognize such transferee and Mortgagee as such in the event of the consummation of the transaction described in such notice.

22. Estoppel Certificates.

(a) Tenant shall at any time and from time to time, within twenty (20) days following receipt by Tenant of a written request therefor from Landlord or any Mortgagee, execute, acknowledge and deliver to such requesting party a certificate reciting factually correct information pertaining to this Lease as reasonably requested by Landlord, including, without limitation, whether to Tenant’s actual knowledge Landlord is then in default hereunder, the last dates and amounts of Rent paid hereunder and the dates of any modifications to this Lease and confirming or addressing any other facts, circumstances or matters relating to this Lease that may be reasonably requested so long as such other facts, circumstances or matters do not include a waiver of any rights of Tenant. Any such certificate may be relied upon by any Mortgagee, prospective purchaser or prospective Mortgagee of the Premises or any interest in Landlord.

(b) Landlord shall at any time and from time to time, within twenty (20) days following receipt by Landlord of a written request therefor from Tenant, execute, acknowledge and deliver to Tenant (or as Tenant may reasonably direct), a certificate reciting factually correct information pertaining to this Lease as reasonably requested by Tenant, including, without limitation, whether to Landlord’s actual knowledge Tenant is then in default hereunder, the last dates and amounts of Rent paid hereunder and the dates of any modifications to this Lease and confirming or addressing any other facts, circumstances or matters relating to this Lease that may be reasonably requested so long as such other facts, circumstances or matters do not include a waiver of any rights of Landlord. Such certificates may be relied upon by the parties to whom Tenant requests that they be addressed, including Tenant’s lenders or a potential purchaser of Tenant.

23. No Merger.

There shall be no merger of this Lease or the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the same person acquiring or holding, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the Premises or any portion thereof.

24. Surrender.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord in the condition in which the Premises is to be kept under the other provisions of this Lease. There shall be no renewal of this Lease by operation of law. Tenant shall, at Tenant’s expense, remove from the Premises prior to such termination all property not owned by Landlord, and immediately repair any damage caused by such removal. Any such Property not so removed shall, at Landlord’s election, become the property of Landlord. Landlord may thereafter cause such property to be removed and disposed of and the cost of repairing any damage caused by such removal shall be borne by Tenant. Notwithstanding anything to the contrary contained herein, upon termination of this Lease, all building fixtures and mechanical systems, including, but not limited to, the plumbing, electrical, heating, ventilation and air conditioning systems, shall remain on the Premises and shall become the property of Landlord.

25. Severability.

Each and every covenant and agreement contained in this Lease is separate and independent, and the breach of any thereof by Landlord shall not discharge or relieve Tenant from any obligation hereunder. If any term or provision of this Lease or the application thereof to any person or circumstances shall at any time be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances or at any time other than those to which it is invalid or unenforceable, shall not be affected thereby, and each such remaining term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

26. Savings Clause.

No provision contained in this Lease which purports to obligate Tenant to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law shall be effective to the extent that it calls for payment of any interest or other sums in excess of such maximum.

27. Binding Effect.

Subject to Paragraphs 15, 20 and 21, all of the covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective successors and assigns of Landlord and Tenant. No amendment of this Lease shall be effective unless expressed in writing executed by Landlord and Tenant. Time is of the essence of this Lease.

28. Memorandum of Lease.

Simultaneously with the execution and delivery hereof, Landlord and Tenant shall enter into and record an amendment to the Memorandum of Lease in form and substance reasonably acceptable to Landlord and Tenant. Upon the expiration or earlier termination of the Term, Tenant, upon request by Landlord, shall promptly execute and deliver any documentation reasonably requested by Landlord to cancel, terminate and release such Memorandum of Lease from the Real Property Records of Tarrant County, Texas and any other public records in which it has been recorded.

29. Table of Contents; Headings.

The table of contents and headings used in this Lease are for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the provisions of this Lease.

30. Governing Law.

This Lease shall be governed by and interpreted under the laws of the State of Texas.

31. Certain Definitions.

(a) The term “Business Day” shall mean a day other than Saturday, Sunday or any day on which regular U.S. mail is not delivered or banks are generally closed in the State of Texas.

(b) The term “Governmental Authority” shall mean any federal, state, county, municipal or any other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority (or private entity in lieu thereof).

(c) The term “Imposition” means:

(i) all real estate taxes which accrue during the Term, which are imposed or levied upon or assessed against the portion of the Premises leased by Tenant during the tax year for which such taxes are assessed (all such taxes being referred to collectively as “Taxes”);

(ii) all charges for water, gas, telephone, electricity, power, trash removal, and other utilities and communications services used by Tenant on or about the Premises; and

(iii) all charges for Landlord’s Required Insurance.

(d) The term “Landlord” means the owner of the rights of the Landlord under this Lease and upon any assignment or transfer of such rights, except an assignment or transfer made as security for an obligation, any heirs, successors and assigns. The assignor or transferor shall be relieved of all future duties and obligations under this Lease provided the assignee or the transferee shall expressly agree in writing to be bound by and to assume all the covenants and obligations of Landlord hereunder arising from and after such assignment or transfer.

(e) The term “Lease” means this Amended and Restated Lease, as amended and modified from time to time, together with any memorandum or short form of lease entered into for the purpose of recording.

(f) The term ”Legal Requirements” means collectively (i) all laws, rules, regulations, ordinances or orders, in effect from time to time, of all federal, state, local, county and other Governmental Authorities having authority over the Premises, any portion thereof, the use thereof, Tenant or Landlord, including without limitation, all Environmental Laws and the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq. and (ii) any covenants, restrictions or agreements to which the Premises are subject.

32. Tenant’s Use of Campus Amenities.

Landlord hereby issues and grants to Tenant and Tenant’s employees a non-exclusive license (the “Campus Amenities License”) in common with Landlord and Landlord’s employees, agents, contractors, students and invitees and the general public, to use during the Term, that portion of the common areas of the Campus and the Campus facilities and amenities that are intended for use by students of the Campus or the general public and which facilities and amenities are open to the public, including, without limitation, any food service facilities, recreational and exercise facilities, and hiking and biking trails (but specifically excluding any classrooms, offices, laboratories, security facilities, police facilities, communications facilities, mechanical spaces and storage rooms) on the same terms, conditions and basis (including the payment of fees and other costs) and subject to the same rules and regulations as such facilities and amenities may be used by the students of the Campus or the general public. The Campus Amenities License is personal to Tenant, may not be assigned by Tenant, does not and will not run with the land, is not and will not be appurtenant to any property (whether real or personal) and is applicable only during the Term. Landlord, Landlord’s employees, agents, contractors, students and invitees and, if and to the extent permitted by Landlord, the general public shall have the right to enter upon, remain in and use the common areas of the Campus and all of the Campus facilities and amenities intended for use by students of the Campus or the general public at any and all times during the Term, and Landlord reserves the right to grant rights to others to have access to and use of such common areas, facilities and amenities at any and all times during the Term. Tenant agrees to pay, and to protect, defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the other Indemnified Parties from and against any and all Damages whatsoever arising from any injury to, or the death of, any person or damage to property on Landlord’s Property prior to or during the Term due to Tenant’s use of such common areas, facilities and amenities; provided, however, the foregoing indemnity shall not apply as to an Indemnified Party with respect to claims arising from the negligent acts or willful misconduct of such Indemnified Party.

33. Exhibits.

The Exhibits attached hereto are hereby incorporated by reference into this Lease and made a part hereof.

34. Signage Rights.

(a) Landlord, at Landlord’s sole cost and expense, will install two (2) corporate monument signs (the “Monument Signs”) on the ground level of Landlord’s Property, one located near the entrance to the Parking Garage on Belknap Street and the other located near the entrance to the Parking Garage on Henderson Street. The location, plans, specifications, size, design, text, substance, materials, composition and workmanship of the Monument Signs shall be determined by Landlord in Landlord’s sole discretion subject to all Legal Requirements. Tenant shall be entitled to place its name, text or graphics on the Monument Signs in such manner as may be reasonably approved by Landlord. Landlord shall operate and maintain the Monument Signs throughout the Term. Tenant agrees that if Tenant or any successor to Tenant desires to change Tenant’s name, text or graphics on the Monument Signs, Landlord shall have the right to approve such change. Upon Landlord’s approval of such change, Landlord, at Tenant’s sole cost and expense, will replace Tenant’s name, text or graphics on the Monument Signs. Upon the earlier of the expiration or earlier termination of this Lease for any reason or the expiration of the Term as to the West Fork Building, the Monument Signs shall remain on Landlord’s Property and Tenant shall have no further rights thereto.

(b) During the Term, Tenant may maintain the two existing monument signs located near the entrance to the Parking Garage on Henderson Street and at the corner of Belknap Street and Henderson Street (collectively, “Tenant’s Signs”). Tenant shall not make any modifications to Tenant’s Signs or place any new signs on the exterior of Landlord’s Property without the prior consent of Landlord. If Landlord grants such consent, the signage will be at Tenant’s expense. All of Tenant’s signs shall comply with, and otherwise meet or exceed the requirements of, all Legal Requirements, including, without limitation, the City of Fort Worth Downtown Design Review Board standards.

(c) Except for the Monument Signs and Tenant’s Signs, Landlord may remove or modify (except no modification, other than removal, shall be made to Tenant’s trademarks located on such signs), at Landlord’s expense, all of Tenant’s other exterior signs located on any portion of Landlord’s Property. Except as otherwise provided in Subparagraph 34(a), Tenant shall have no obligation to remove, or reimburse Landlord for the costs of removal of, Tenant’s Signs or any other signs located on any portion of Landlord’s Property.

35. Brokers.

Tenant has not dealt with anyone other than Jones, Lang, LaSalle Americas, Inc. (“Tenant’s Broker”) in connection with this Lease. Tenant will pay a fee to Tenant’s Broker by separate agreement. Other than Tenant’s Broker, Landlord and Tenant do hereby indemnify and hold and save each other harmless from any loss, cost, damage or expense, including attorneys’ fees due by virtue of any claim for a brokerage commission claimed by any other broker, agent or similar party claiming by, through or under the indemnifying party. Each of the parties hereto represents and warrants to the other that it has not caused any other broker, agent, finder, or other party to be entitled to a fee or commission by reason of this Lease except for Tenant’s Broker.

36. Force Majeure.

Anything contained herein to the contrary notwithstanding, Landlord and/or Tenant shall be excused for the period of delay in the performance of any and all of their obligations under this Lease other than the obligation to pay any monetary amounts as same shall fall due, and shall not be considered in default when prevented from so performing by cause or causes beyond Landlord’s or Tenant’s reasonable control, including, but not limited to, all labor disputes, civil commotion, war, fire or other casualty, shortage of supplies and materials, government regulation or through act of God; provided, however, this Paragraph 36 shall in no way affect Tenant’s lease termination rights under Paragraph 13.

37. Exculpatory Clause.

Notwithstanding any provision of this Lease to the contrary, the liability of Landlord under and with respect to this Lease shall be limited to the interest of Landlord in the Premises, and any judgment in favor of Tenant or any party claiming by, through or under Tenant against Landlord shall be collectable only out of Landlord’s interest in the Premises.

38. Waiver of Landlord Liens. Landlord waives all constitutional, statutory and contractual landlord’s liens against any of Tenant’s personal property located at the Premises.

39. Transition Period.

(a) Notwithstanding anything to the contrary, Landlord acknowledges and agrees that it will take a period of time after the Amendment Date for Tenant to consolidate its offices and business operations into the Premises including, without limitation, the relocation of Tenant’s Excluded Personal Property (as defined in the PSA) to the Premises from the remainder of the Lot 1 Property. Landlord agrees that Tenant may, at no additional cost or expense to Tenant, but otherwise at Tenant’s sole risk and cost, occupy and use the remainder of the Lot 1 Property until one hundred twenty (120) days after Tenant receives notice from Landlord to vacate the remainder of the Lot 1 Property or any portion thereof.

(b) Landlord and Tenant acknowledge and agree that issues not initially covered or fully addressed by this Lease may arise due to Tenant’s consolidation of its operations into the Premises and Landlord’s use and occupancy of the remainder of the Lot 1 Property and Landlord’s use of a portion of the Data Center and the systems associated therewith as contemplated herein (“Transition Issues”). Such Transition Issues may include, without limitation, security access control to the Premises and the remainder of Landlord’s Property, shared use of the Data Center as contemplated in subparagraph (c) below, shared use of the existing mail room located in the Trinity Building (which use (subject to the notice requirements of subparagraph (a) above) shall terminate when Landlord commences remodeling of this area for other uses), shared use of the existing phone system, continuing operation of the food service and fitness facilities prior to Landlord’s opening of the Campus to students, and to the extent, but only to the extent, not addressed in Paragraph 34 or Paragraph 41 hereof, removal or replacement of exterior signage and designated parking spaces for the exclusive use of Landlord and Tenant.

(c) Both parties agree to use reasonable and good faith efforts and to work diligently and expeditiously to resolve any Transition Issues. The parties agree that if they are unable to resolve any Transition Issue despite their reasonable and good faith efforts within thirty (30) days after either party delivers a written proposal to the other party to resolve such Transition Issue, then the party receiving the written proposal may elect to submit such Transition Issue to either John W. Hughes or Wade H. McMullen (“Authorized Individuals”). If the selected Authorized Individual is unable or unwilling to resolve the Transition Issues, the other Authorized Individual shall resolve the Transition Issues. If neither Authorized Individual is willing or able to resolve the Transition Issues and Landlord and Tenant cannot agree upon a substitute Authorized Individual (“Substitute Authorized Individual”) within ten (10) days after it is determined that neither Authorized Individual is willing or able to resolve the Transition Issues, then Landlord and Tenant will each select a representative within five (5) days thereafter and said representatives shall then select a third individual who is willing and able to act as the Substitute Authorized Individual. The determination of the Authorized Individual or the Substitute Authorized Individual (as applicable) regarding the resolution of the Transition Issues shall be binding on both parties. Landlord and Tenant shall share equally the fees and expenses of the Authorized Individuals, any Substitute Authorized Individual and each party’s representative (as applicable).

(d) The parties acknowledge that Tenant operates the Data Center, which houses Tenant’s data processing and computer network facilities. Landlord and Tenant agree to negotiate in good faith regarding ways that Landlord may use a portion of the Data Center and the systems associated therewith; provided, however, that Landlord and Tenant agree that a minimum of 4,000 square feet of the Data Center shall be made available by Tenant for Landlord’s exclusive use no later than 120 days after the Amendment Date.

(e) Landlord and Tenant shall jointly and in good faith work to agree upon a set of rules and regulations for the Campus to be adopted by Landlord. If Landlord and Tenant cannot agree upon rules and regulations to be applicable to Tenant within 120 days after the Amendment Date, such matter will be resolved as a Transition Issue pursuant to Subparagraph 39(c) above. Upon adoption by Landlord, such rules and regulations will be applied in an equitable manner as reasonably determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, subtenants and invitees to comply with all such rules and regulations.

40. Landlord’s Access to Loading Docks.

Landlord shall have access to and use of the loading docks located in the West Fork Building; provided, however, Landlord shall comply with Tenant’s security rules and regulations and any other reasonable rules and regulations established by Tenant with respect thereto. Landlord agrees to pay, and to protect, defend (with counsel reasonably acceptable to Tenant), indemnify and hold harmless Tenant from and against any Damages arising from any injury to, or the death of, any person or damage to property on the Premises during the Term due to Landlord’s use of said loading docks; provided, however, the foregoing indemnity shall not apply as to Tenant with respect to claims arising from the negligent acts or willful misconduct of Tenant.

41. Parking.

During the Term of this Lease, Tenant, at no additional charge, shall have the non-exclusive use in common with Landlord and its employees, agents, guests and invitees, of the parking areas, driveways, and footways for the Campus, including, without limitation, the Parking Garage, subject to rules and regulations for the use thereof as reasonably prescribed from time to time by Landlord. The use of such parking spaces shall be on a first come-first served basis, except for any mutually-agreed upon designated portion(s) of the Parking Garage which may be set aside for reserved parking for Landlord and Tenant. Notwithstanding the foregoing or anything to the contrary, Landlord at all times shall ensure that Tenant shall have a minimum of 1510 parking spaces until Landlord opens the Campus for classes, after which date Landlord and Tenant shall reassess Tenant’s parking needs and if agreement cannot then be reached as to the minimum number of parking spaces allocated for Tenant’s use, such matter will be resolved as a Transition Issue pursuant to Subparagraph 39(c) above.

42. Security.

Landlord agrees that Tenant may implement security rules and regulations pertaining to the Premises and may, at its expense and discretion, install security gates on the Premises and prohibit access to any part of the Premises by students of the Campus and the general public; provided, however, that notwithstanding any such security rules or regulations and notwithstanding the installation of any such security gates, Landlord’s security personnel, police officers, maintenance or repair personnel or janitorial personnel or any other personnel necessary or desirable in order for Landlord to perform any of Landlord’s duties or obligations under this Lease (in each case whether employees of Landlord or independent contractors) shall be permitted reasonable access to the Premises.

43. Partial Consideration.

As Partial Consideration for Tenant agreeing to amend and restate the Lease as set forth herein and in connection with Landlord’s purchase of Landlord’s Property, Landlord and Tenant agree that Tenant shall not be liable for, or obligated to pay, (i) any Basic Rent or Additional Rent during the Interim Term or the Primary Term or (ii) any Taxes or other Impositions accruing in, or payable with respect to, the period beginning on the first day of the Term and ending on the Rent Commencement Date. Notwithstanding the foregoing and notwithstanding anything contained in this Lease to the contrary, Tenant shall be responsible for and shall pay prior to becoming delinquent any and all Taxes assessed against or accrued with respect to any part of Landlord’s Property for any and all periods prior to the Amendment Date. Also, Tenant shall not be responsible during the Interim Term or the Primary Term for any maintenance or repairs, unless such maintenance or repairs are caused by Tenant.

[Signature Pages Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above set forth.

LANDLORD:

TARRANT COUNTY COLLEGE DISTRICT, a political subdivision of the State of Texas

By:	/s/ Dr. Leonardo de la Garza
Dr. Leonardo de la Garza, Chancellor

TENANT:

RADIOSHACK CORPORATION, a Delaware corporation

By:	/s/ Robert C. Donohoo
Bob Donohoo, Vice President and General Counsel